INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Cascade Natural Gas Corporation on Form S-3 of our reports dated November 10, 2000, appearing in the Annual Report on Form 10-K of Cascade Natural Gas Corporation for the year ended September 30, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
September 17, 2001